Exhibit 99.33

10653 South River Front Parkway, Suite 300

South Jordan, Utah 84095

22 February 2011

ISS Proxy Advisory Services

Attn: Stephen Harvey

2099 Gaither Road

Rockville, Maryland 20850-4045

Re:	ISS Report on Headwaters Incorporated

This letter is written in response to an ISS Proxy Advisory Services (ISS) report dated 4 February 2011 concerning Headwaters Incorporated. This report contains inaccurate information and is false in some of its conclusions. We wish to advise you that ISS’s errors are prejudicial to the stockholder vote currently being conducted and could taint the outcome of the Headwaters 24 February 2011 Annual Meeting of Stockholders. ISS’s errors and consequentially deficient advice will diminish the quality of stockholder feedback on proxy agenda item 4, which is an advisory vote to assist Headwaters Compensation Committee. Because of ISS, the advisory vote may now be suspect.

This letter identifies the main errors Headwaters perceives in the ISS report and requests that ISS promptly take corrective action prior to Headwaters’ annual meeting.

Gross-up Rights

The report recommends against agenda item 4 (advisory vote on executive compensation) based upon erroneous information and false conclusions. The erroneous information includes an inaccurate characterization of two employment agreements entered into between Headwaters and two key employees. It is simply not true that Headwaters extended excise tax gross-up rights during 2010.

Headwaters’ understanding of ISS policy on excise tax gross-up rights is that a negative recommendation may result from the following:

Change-in-control payments exceeding three times base salary and target bonus; change-in-control payments without job loss or substantial diminution of duties (“Single Triggers”); new or materially amended agreements that provide for “modified single triggers” (under which an executive may voluntarily leave for any reason and still receive the change-in-control severance package); new or materially amended agreements that provide for an excise tax gross-up (including “modified gross-ups”);

ISS U.S. Corporate Governance Policy, 2011 Updates, p. 17. Headwaters is fully compliant with ISS policy.

Please be aware that:

(1)	The December 2010 Employment Transition Agreement our company entered into with our retiring Chief Financial Officer expressly superseded an Executive Change in Control Agreement entered into during 2007, terminating the 2007 agreement. There is no excise tax gross-up provision of any kind contained in the 2010 Employment Transition Agreement. Your report incorrectly states that the new agreement extends the excise tax gross-up provision in the terminated 2007 agreement, when in reality, the excise tax gross up was not extended—it was terminated.

(2)	The April 2010 Employment Agreement entered into with our Chief Executive Officer does not contain any excise tax gross-up provision. This agreement is altogether separate from a pre-existing Executive Change in Control Agreement entered into with our CEO during 2006. The Change of Control Agreement was entered into before ISS adopted its current policy on excise tax gross-ups, and ISS does not have a stated policy that companies must terminate pre-existing agreements, and the Change of Control Agreement was not extended. The 2010 Employment Agreement does not create any gross-up rights. Your report incorrectly states that the 2010 Employment Agreement extends an excise tax gross-up provision contained in the 2006 agreement. It does not.

Both of the above referenced employment agreements were of public record and available to ISS for review, having been filed with SEC reports in May and April 2010. Headwaters fully complied with ISS’s policy and did not create or extend excise tax gross-up rights during 2010. Headwaters recognizes that gross-ups are not a preferred compensation practice and does not intend to grant or extend such rights in the future. For example, Headwaters’ employment agreement with its new CFO does not contain a tax gross-up.

Pay for Performance Analysis

ISS expresses concerns about Headwaters’ Long-term Incentive Cash Plan. The concerns include the term of the plan, reporting of compensation, and the plan’s relationship to performance. Reporting of compensation is discussed in the next section of this letter. Following is a discussion of the history, term, plan design, and the relationship of the plan to performance.

In 2009, ISS criticized Headwaters’ then existing long-term plan and threatened to advise investors to withhold votes from the election of a highly qualified director. Headwaters capitulated to ISS pressure as a matter of expediency because we did not have time to fully communicate the merits of the 2009 plan to stockholders, and we terminated the plan in order to prevent the travesty of losing a qualified director. The 2009 plan had an exceptionally long performance period because the downcycle in construction made it impossible to appropriately target operating performance over a three to five year period. ISS criticized our 2009 plan for a performance period perceived to be too long, and now ISS is criticizing Headwaters because it alleges our performance period is too short.

The company engaged Mercer and Towers Watson, two of the premier compensation experts in the United States, to design our 2010 corporate executive plan. We engaged two of the top compensation consulting firms to forestall third party criticism. We designed a plan whose elements are in common use, but addressed our issues with accurately forecasting future cash flow.

The 2010 LTI cash plan has a one-year performance period based on achieving pre-established levels of free cash flow. If performance exceeds a threshold level, performance units are earned but do not vest for up to two additional years. Specifically, 50 percent of the earned units vest at the end of the first fiscal year following the end of the performance period and 50 percent of the earned units vest at the end of the second fiscal year following the performance period. The number of potential performance units granted is based on targeted long-term compensation and have an underlying value equal to a 60-day stock price average immediately preceding the beginning of the performance period and similarly, the cash value received on vesting is based on the 60-day stock price average immediately preceding the vest date. For the first cycle, a performance range was established with an 80 percent of free cash flow goal threshold. Below that performance level, no award is earned. For performance at or above 120 percent of target, 200 percent of the target award is earned. A new performance cycle begins each year so that employees have continued focus on performance results, and by way of the sequential vesting, a continuous retention incentive for participants.

The building cycle downturn that began in 2006 created significant uncertainty in terms of forecasting business results. As a result, it has been difficult for Headwaters to create meaningful long-term incentive programs that are tied to multi-year performance results. From a participant’s perspective, if goal setting is inaccurate, performance targets established for the performance period can cease to be relevant because they are not perceived to be achievable. If that happens, the primary purpose of the program—providing a performance incentive—is lost. As a result, a number of companies have established one-year performance periods focusing on financial measures of performance. However, to maintain a connection with performance over time, amounts earned at the end of the performance period typically do not vest in full until three to four years after the start of the performance period. Further, most of these awards are either earned as restricted stock units or calibrated to the company’s underlying stock price, therefore creating a continued linkage to the organization’s performance and maintaining an at-risk opportunity over a multi-year period. For example, if after performance units are earned, the stock price decreased 50 percent, the value received by a participant at vesting would be down by half. Conversely, the stock could rise by 50 percent making the vested value higher. Both Towers Watson and Mercer assure us that our plan design has a strong pay for performance connection.

Forty-four Fortune 500 companies have this type of plan in place for senior management. This includes Alcoa, Corning, Cummins, Goodrich, Lockheed Martin, Masco, Nucor, PACCAR, and Whirlpool as examples in the materials and manufacturing sectors as well as companies in the retail, consumer goods, and technology sectors. Feedback from these companies is that the programs have been effective in motivating, engaging, and retaining participants.

The design of Headwaters’ plan is consistent with the design of long-term incentive plans adopted by almost 10 percent of the Fortune 500 companies, and is consistent with both Mercer and Towers Watson recommendations. ISS analysis and comments on Headwaters’ plan design are clearly misplaced. We have an acceptable long-term cash incentive plan, with an appropriate term, and one that ties compensation to both operating performance and stockholder returns.

After adopting the new plan, we had a short initial performance period, the second half of the year, for measurement of cash flow because we terminated our prior long-term plan mid-year to overcome ISS concerns. Since we had an unexpected plan termination, it was reasonable to put performance objectives in place as soon as possible to drive officer performance. Headwaters is very seasonal, and more than 94 percent of our 2010 cash flow was realized in the second half of the year, so the stub performance period was roughly equivalent to a full year from a cash flow perspective. Given the seasonality of Headwaters’ business, we believe it was absolutely appropriate to provide managerial incentives for the second half of the fiscal year. ISS betrays a lack of understanding of Headwaters’ business, and its criticism of this compensation element accordingly is misplaced.

Our incentives were successful as we achieved cash flow in the second half of 2010 well in excess of 2009, a 107 percent improvement over the prior year. Future cash flow performance periods are for the full fiscal year. Performance measurement continues under the plan in years two and three based on stock price, tying pay directly to stockholder value A three year performance period is consistent with many, if not a majority, of long-term plans.

CEO Compensation

The report contains a misleading and highly inappropriate characterization of CEO compensation for 2010. As disclosed in our proxy in accordance with SEC rules, total compensation for 2010 was down an average of 13 percent for our NEOs compared with 2009, and down 30 percent for our CEO. However, ISS miscalculated CEO compensation to create a fabricated increase in 2010.

Headwaters 2009 CEO compensation included $405,003 based on performance SARs. The SARs were cancelled within the 2009 fiscal year because the performance was not achieved, and so should be reasonably excluded from any actual compensation analysis. The income was never earned. ISS informed Headwaters that its policy is to follow the compensation reporting required by the SEC without exception.

Contrary to this stated policy, ISS failed to follow the SEC compensation disclosure in its 2010 analysis. The ISS report adds hypothetical compensation from 2011 and 2012 to 2010 compensation to conclude that 2010 compensation was too high. This is contrary to the compensation accounting and disclosure rules of the SEC and contrary to ISS’s stated policy. The ISS report is also non-responsive to the stockholder resolution at issue, which asks for a vote on NEO compensation as disclosed in the proxy pursuant to the compensation disclosure rules of the SEC, rather than hypothetical compensation that may be earned in future years. ISS has misled Headwaters’ stockholders by miscalculating and overstating compensation and ignoring the proxy question entirely.

Instead of following the SEC compensation table and the Dodd-Frank Act proxy requirements, ISS improperly adjusted 2010 CEO compensation upwards by $1.9 million based upon assumptions of what might be earned in 2011 and 2012, notwithstanding that:

(1) this hypothetical income was not received, realized, or taxable by our CEO in 2010;

(2) the ultimate amount of such income cannot be ascertained at this time; and

(3) the summary compensation table, which is compliant with proxy disclosure and accounting rules, properly excludes potential future years’ income.

ISS also failed to recognize that the compensation improperly brought forward into 2010 from subsequent years will be dependent upon stock price performance during the next two years.

Assuming that supposed future compensation is brought into 2010, ISS neglected to increase stockholder returns which would be required to create its hypothetical compensation, since CEO pay in 2011 and 2012 under this plan is driven by stock price. Based on ISS’s assumptions, share price would have to increase by 39 percent, resulting in an increase in equity value of $84 million to stockholders. CEO compensation is quite clearly tied to performance even in ISS’s analysis, but ISS inexplicably ignores the value created for stockholders.

Headwaters Total Stockholder Performance

ISS analysis of Headwaters total stockholder performance is flawed and demonstrates a very shallow understanding of Headwaters’ business, its history, and current operating environment.

ISS uses total stockholder return comparisons based on the Global Industry Classification Standard (GICS) methodology. GICS is an industry taxonomy developed for use by the global financial community to enhance the investment research and asset management process for financial professionals. The GICS structure consists of 10 sectors, 24 industry groups, 68 industries, and 154 sub-industries, into which all major companies have been categorized.

As in any taxonomy, the GICS system starts at a broad grouping (10 sectors), and ends at a narrow sub-grouping (154 sub-industries). Headwaters’ GICS taxonomy is as follows:

Heavy Construction Materials			Light Building Products
Sector	15	Materials	20	Industrials
Industry Group	1510	Materials	2010	Capital Goods
Industry	151020	Construction Materials	201020	Building Products
Sub-Industry	15102010	Construction Materials	20102010	Building Products

Forty-eight percent of Headwaters’ revenue is associated with the sub-industry classification building products (20102010) and 39 percent of Headwaters’ revenue is associated with the sub-industry classification construction materials (15102010). ISS does not make the total stockholder return comparisons, however, at the sub-industry level, but rather uses the industry group. Specifically, Headwaters is compared to all public companies in the materials industry group (1510) (ISS ignores light building products entirely, although it is Headwaters’ largest reporting segment). The materials industry group includes fifteen (15) sub-industries, each having dramatically different characteristics. For example, ISS is comparing Headwaters’ total stockholder returns to gold mining and specialty chemical companies even though Headwaters is primarily a light building products business, manufacturing shutters, gable vents, mounting blocks, and architectural stone.

Unlike the light building products sub-industry, the gold mining sub-industry has not suffered the worst down cycle in 50 years, and one should expect differing stockholder returns. ISS can argue that it is just following an inherently flawed internal policy in using the four digit GICS code, but as shown in the discussion on compensation, ISS follows its own policies only when it is convenient. In this case, ISS’s shallow analysis is misleading Headwaters’ stockholders. No competent stockholder or proxy analyst would compare Headwaters to gold mining companies.

Headwaters compared its 1 year total stockholder return to Russell 3000 companies in the construction materials and building products sub-industries. Headwaters is in the 50th percentile of all such companies. ISS analysis is highly misleading.

Miscellaneous

In addition to the many erroneous conclusions and misstatements summarized above, there are a variety of less important, but nevertheless false or misleading statements in the report. For example, the report indicates that Headwaters “discloses that it does not have stock ownership guidelines or does not disclose stock ownership guidelines for the CEO”. Please see page 35 of the proxy where such ownership guidelines are clearly disclosed, along with the CEO’s compliance with the guidelines in table format. Indeed, we have consistently included this information in every CD&A we have provided to our stockholders.

ISS states that “...the company has granted long-term cash under the 2010 Long-Term Cash Arrangement...” Headwaters has not granted cash under the plan, but rather performance units that have not even vested.

ISS states that Headwaters’ “stock performance has been abysmal on a one-year and three-year basis.” “Abysmal” is an emotionally loaded word, lacks professional objectivity, and not meaningful. Headwaters’ stockholder return over the last year has been in the 50th percentile of its peers, maybe not stellar, but clearly not “abysmal” relative to its peers.

ISS states that “it is also unusual that the company included Section 45 tax credits when it is under audit by the IRS concerning its Section 45 tax credits.” ISS clearly does not understand Headwaters energy related business. The principal IRS audit issue relates to Section 45K credits generated prior to 2007, and has no relationship to 2010 operations. Furthermore, the audit of Section 45K credits was resolved favorably as reported in Headwaters’ most recent Form 10-Q.

Conclusion

Headwaters strongly believes in tying compensation to performance. This letter is not an exhaustive review of errors in the ISS report. We have only highlighted some of the more important mistakes. We respectfully suggest that the ISS negative compensation recommendation should not rest on inaccurate information. We request that ISS promptly issue a corrective alert to its report acknowledging the above errors and revise its recommendation for the advisory vote on executive compensation for the Headwaters Incorporated 24 February 2011 annual meeting of stockholders.

  Very truly yours,

Headwaters Incorporated Board of Directors

/s/ Kirk A. Benson

Kirk A. Benson, Chairman & CEO

/s/ James A. Herickhoff

James A. Herickhoff, Vice Chairman

/s/ R Sam Christensen

R Sam Christensen, Director

/s/ William S. Dickinson

William S. Dickinson, Director

/s/ Blake O. Fisher, Jr.

Blake O. Fisher, Jr., Director

/s/ E.J. (Jake) Garn

E.J. (Jake) Garn, Director

/s/ Malyn K. Malquist

Malyn K. Malquist, Director

/s/ Raymond J. Weller

Raymond J. Weller, Director

Cc:	Martha Carter, ISS
Henry Fernandez, MSCI